Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Neurocrine Biosciences, Inc. 2011 Equity Incentive Plan and the Neurocrine Biosciences, Inc. 2018 Employee Stock Purchase Plan of our reports dated February 13, 2018, with respect to the consolidated financial statements of Neurocrine Biosciences, Inc. and the effectiveness of internal control over financial reporting of Neurocrine Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

August 20, 2018